Exhibit (e)(1)(ii)

NEUBERGER BERMAN INCOME FUNDS

INVESTOR CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger High Income Bond Fund

Neuberger Municipal Intermediate Bond Fund

Date: February 28, 2026